Exhibit 99.1

SUBSCRIPTION AGREEMENT

FC Financial Services Inc
110 Jardine Drive
Suite 13
Concord, Ontario
Canada L4K 2T7

Dear Sirs:

Concurrent with execution of this Agreement, the undersigned (the "Purchaser") is purchasing __________________________________________________ (__________) shares of Common Stock of FC Financial Services Inc (the "Company") at a price of $0.10 per share (the "Subscription Price").

Purchaser hereby confirms the subscription for and purchase of said number of shares and hereby agrees to pay herewith the Subscription Price for such Shares.

Purchaser further confirms that Ms. Orit Stolyar solicited him/her/it to purchase the shares of Common Stock of the Company and no other person participated in such solicitation other than Mr. Chebountchak.

MAKE CHECK PAYABLE TO: FC Financial Services Inc

Executed this _____ day of ___________________, 2004.

Signature of Purchaser

Address of Purchaser

Printed Name of Purchaser

PLEASE ENSURE FUNDS ARE IN US DOLLARS

	X $0.10	=	US$
Number of Shares Purchased			Total Subscription Price
Form of Payment:	Cash:___________	Check #: _____________	Other: _________________

FC Financial Services Inc

By:

Title: